The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports First-Quarter 2024 Results

Cincinnati, April 25, 2024 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:
•First-quarter 2024 net income of $755 million, or $4.78 per share, compared with $225 million, or $1.42 per share, in the first quarter of 2023, after recognizing a $484 million first-quarter 2024 after-tax increase in the fair value of equity securities still held.
•$131 million or 93% increase in non-GAAP operating income* to $272 million, or $1.72 per share, compared with $141 million, or $0.89 per share, in the first quarter of last year.
•$530 million increase in first-quarter 2024 net income, compared with first-quarter 2023, primarily due to the after-tax net effect of a $399 million increase in net investment gains and a $111 million increase in after-tax property casualty underwriting income.
•$80.83 book value per share at March 31, 2024, up $3.77 since year-end.
•5.9% value creation ratio for the first three months of 2024, compared with 3.1% for the same period of 2023.

Financial Highlights

(Dollars in millions, except per share data)	Three months ended March 31,
	2024	2023	% Change
Revenue Data
Earned premiums	$2,071	$1,918	8
Investment income, net of expenses	245	210	17
Total revenues	2,935	2,241	31
Income Statement Data
Net income	$755	$225	236
Investment gains and losses, after-tax	483	84	475
Non-GAAP operating income*	$272	$141	93
Per Share Data (diluted)
Net income	$4.78	$1.42	237
Investment gains and losses, after-tax	3.06	0.53	477
Non-GAAP operating income*	$1.72	$0.89	93

Book value	$80.83	$68.33	18
Cash dividend declared	$0.81	$0.75	8
Diluted weighted average share outstanding	157.9	158.5	0

*    The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures section defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.
    Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.
                                             CINF 1Q24 Release 1

Insurance Operations Highlights
•93.6% first-quarter 2024 property casualty combined ratio, improved from 100.7% for the first quarter of 2023.
•11% growth in first-quarter net written premiums, including price increases, premium growth initiatives and a higher level of insured exposures.
•$346 million first-quarter 2024 property casualty new business written premiums, up 38%. Agencies appointed since the beginning of 2023 contributed $25 million or 7% of total new business written premiums.
•$19 million first-quarter 2024 life insurance subsidiary net income, including a 17% increase in non-GAAP operating income compared with the first quarter of 2023, and 2% growth in first-quarter 2024 term life insurance earned premiums.
Investment and Balance Sheet Highlights
•17% or $35 million increase in first-quarter 2024 pretax investment income, including a 21% increase in bond interest income and a 9% increase in stock portfolio dividends.
•Three-month increase of 4% in fair value of total investments at March 31, 2024, including a 2% increase for the bond portfolio and a 5% increase for the stock portfolio.
•$4.865 billion parent company cash and marketable securities at March 31, 2024, up less than 1% from year-end 2023.

A Strong Start to the Year
Steven J. Johnston, chairman and chief executive officer, commented: “Non-GAAP operating income nearly doubled last year’s first-quarter results, reaching $272 million on steady contributions from our underwriting and investment operations. Pretax investment income rose $35 million in the first quarter as bond interest grew 21% and dividends from our equity portfolio increased 9%.
“Turning to our insurance operations, our first-quarter combined ratio improved 7.1 percentage points over last year’s first quarter to 93.6%. Lower catastrophe losses contributed to most of the improvement and our current accident year combined ratio before catastrophe losses improved for our commercial, personal and excess and surplus lines business.
“The profitability of Cincinnati Re® and Cincinnati Global Underwriting Ltd.SM remain excellent. The first quarter of 2023 was exceptionally profitable for these areas of our company with a current accident year combined ratio before catastrophe losses in the low 70s. In the first quarter of this year, that measure is in the low 90s – more in line with the rest of our property casualty insurance business.”
Continuing to Balance Growth and Profitability
“We’re pleased with our growth and with premium increases in the high-single-digit percent range reported by each of our property casualty segments. Consolidated property casualty first-quarter net written premiums grew 11%, including record new business of $346 million.
“The main driver for our growth continues to come from the excellent relationships we develop with our agencies. So far this year, we've appointed 88 agencies across the country, including 28 that market only our personal lines products.
“We’re focused on balancing growth and profitability. In the beginning of last year, growth slowed as we chose to lean in to our underwriting discipline and walk away from business we believed was too thinly priced. As the market continued to firm over the course of 2023, our growth began to accelerate. In the first quarter of 2024, we continued to see the benefits of investing in pricing precision tools and data that allows us to finely segment our books of business, giving us confidence in our pricing as we consider each risk our agents submit to us.
“Our personal lines business saw new business premiums increase 54% compared to the same period a year ago, reflecting our ability to write new business for a broad range of our agents’ clients, including Cincinnati Private Client℠ policies, middle-market accounts and homes that qualify for the tailored coverage of our excess and surplus lines company.”
Book Value Reaches Record High
“Book value per share reached a record high of $80.83, an increase of 5% since the end of 2023, and consolidated cash and total investments neared $27 billion. Our ample capital allows us to execute on our long-term strategies and, at the same time, continue to pay dividends to shareholders.
“In January, the board of directors expressed its confidence in our financial strength by again raising the quarterly cash dividend. Our value creation ratio, which considers those dividends as well as growth in book value, was 5.9% for the first quarter. Our associates remain determined to do things just a little better every day, strengthening our ability to compete by enhancing the advantages of our local independent agencies. That has been and continues to be our plan for creating shareholder value far into the future.”
                                             CINF 1Q24 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended March 31,
	2024	2023	% Change
Earned premiums	$1,992	$1,841	8
Fee revenues	3	2	50
Total revenues	1,995	1,843	8

Loss and loss expenses	1,270	1,317	(4)
Underwriting expenses	594	536	11
Underwriting profit (loss)	$131	$(10)	nm

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	63.8%	71.6%	(7.8)
Underwriting expenses	29.8	29.1	0.7
Combined ratio	93.6%	100.7%	(7.1)

			% Change
Agency renewal written premiums	$1,683	$1,535	10
Agency new business written premiums	346	251	38
Other written premiums	219	233	(6)
Net written premiums	$2,248	$2,019	11

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	61.3%	61.0%	0.3
Current accident year catastrophe losses	7.5	13.8	(6.3)
Prior accident years before catastrophe losses	(3.4)	(2.2)	(1.2)
Prior accident years catastrophe losses	(1.6)	(1.0)	(0.6)
Loss and loss expense ratio	63.8%	71.6%	(7.8)

Current accident year combined ratio before catastrophe losses	91.1%	90.1%	1.0

•$229 million or 11% growth of first-quarter 2024 property casualty net written premiums, reflecting premium growth initiatives, price increases and a higher level of insured exposures. The contribution to first-quarter growth from Cincinnati Re and Cincinnati Global in total was negative by less than 1 percentage point.
•$95 million or 38% increase in first-quarter 2024 new business premiums written by agencies. The growth included a $24 million increase in standard market property casualty production from agencies appointed since the beginning of 2023.
•88 new agency appointments in the first three months of 2024, including 28 that market only our personal lines products.
•7.1 percentage-point first-quarter 2024 combined ratio improvement, including a decrease of 6.9 points from lower catastrophe losses.
•5.0 percentage-point first-quarter 2024 benefit from favorable prior accident year reserve development of $100 million, compared with 3.2 points or $59 million for first-quarter 2023.
•0.3 percentage-point increase, to 61.3%, for the three-month 2024 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 1.8 points for the portion estimated as reserves for claims incurred but not reported (IBNR) and a decrease of 1.5 points for the case incurred portion.
•1.0 percentage-point improvement in the three-month 2024 current accident year combined ratio before catastrophe losses for property casualty insurance, excluding Cincinnati Re and Cincinnati Global.
•0.7 percentage-point increase in the underwriting expense ratio for the first three months of 2024, compared with the same period of 2023, primarily due to higher levels of profit-sharing commissions for agencies.
                                             CINF 1Q24 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2024	2023	% Change
Earned premiums	$1,082	$1,056	2
Fee revenues	1	1	0
Total revenues	1,083	1,057	2

Loss and loss expenses	719	748	(4)
Underwriting expenses	325	311	5
Underwriting profit (loss)	$39	$(2)	nm

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	66.4%	70.9%	(4.5)
Underwriting expenses	30.1	29.5	0.6
Combined ratio	96.5%	100.4%	(3.9)

			% Change
Agency renewal written premiums	$1,076	$1,041	3
Agency new business written premiums	182	134	36
Other written premiums	(35)	(34)	(3)
Net written premiums	$1,223	$1,141	7

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	63.0%	63.9%	(0.9)
Current accident year catastrophe losses	7.0	10.0	(3.0)
Prior accident years before catastrophe losses	(2.8)	(3.4)	0.6
Prior accident years catastrophe losses	(0.8)	0.4	(1.2)
Loss and loss expense ratio	66.4%	70.9%	(4.5)

Current accident year combined ratio before catastrophe losses	93.1%	93.4%	(0.3)

•$82 million or 7% growth in first-quarter 2024 commercial lines net written premiums, including higher agency renewal and new business written premiums.
•$35 million or 3% increase in first-quarter renewal written premiums, with commercial lines average renewal pricing increases near the low end of the high-single-digit percent range.
•$48 million or 36% increase in first-quarter 2024 new business premiums written by agencies, as we continue to carefully underwrite each policy in a highly competitive market.
•3.9 percentage-point first-quarter 2024 combined ratio improvement, including a decrease of 4.2 points from lower catastrophe losses.
•3.6 percentage-point first-quarter 2024 benefit from favorable prior accident year reserve development of $38 million, compared with 3.0 points or $32 million for first-quarter 2023.
                                             CINF 1Q24 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2024	2023	% Change
Earned premiums	$588	$464	27
Fee revenues	1	1	0
Total revenues	589	465	27

Loss and loss expenses	379	386	(2)
Underwriting expenses	173	136	27
Underwriting profit (loss)	$37	$(57)	nm

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	64.5%	83.3%	(18.8)
Underwriting expenses	29.4	29.2	0.2
Combined ratio	93.9%	112.5%	(18.6)

			% Change
Agency renewal written premiums	$494	$388	27
Agency new business written premiums	122	79	54
Other written premiums	(21)	(19)	(11)
Net written premiums	$595	$448	33

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	57.7%	59.9%	(2.2)
Current accident year catastrophe losses	12.4	30.1	(17.7)
Prior accident years before catastrophe losses	(2.0)	(1.3)	(0.7)
Prior accident years catastrophe losses	(3.6)	(5.4)	1.8
Loss and loss expense ratio	64.5%	83.3%	(18.8)

Current accident year combined ratio before catastrophe losses	87.1%	89.1%	(2.0)

•$147 million or 33% growth in first-quarter 2024 personal lines net written premiums, including higher renewal written premiums that benefited from rate increases in the high-single-digit percent range and higher policy retention rates. Cincinnati Private ClientSM first-quarter 2024 net written premiums from our agencies’ high net worth clients grew 42%, to $330 million.
•$43 million or 54% increase in first-quarter 2024 new business premiums written by agencies, with approximately two-thirds of the increase occurring in middle-market personal lines and reflecting expanded use of enhanced pricing precision tools.
•18.6 percentage-point first-quarter 2024 combined ratio improvement, including a decrease of 15.9 points in the ratio for catastrophe losses.
•5.6 percentage-point first-quarter 2024 benefit from favorable prior accident year reserve development of $33 million, compared with 6.7 points or $31 million for first-quarter 2023.

                                             CINF 1Q24 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2024	2023	% Change
Earned premiums	$139	$127	9
Fee revenues	1	—	nm
Total revenues	140	127	10

Loss and loss expenses	90	81	11
Underwriting expenses	38	33	15
Underwriting profit	$12	$13	(8)

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	64.5%	64.2%	0.3
Underwriting expenses	27.4	25.7	1.7
Combined ratio	91.9%	89.9%	2.0

			% Change
Agency renewal written premiums	$113	$106	7
Agency new business written premiums	42	38	11
Other written premiums	(9)	(8)	(13)
Net written premiums	$146	$136	7

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	65.7%	69.2%	(3.5)
Current accident year catastrophe losses	0.9	1.5	(0.6)
Prior accident years before catastrophe losses	(1.7)	(6.2)	4.5
Prior accident years catastrophe losses	(0.4)	(0.3)	(0.1)
Loss and loss expense ratio	64.5%	64.2%	0.3

Current accident year combined ratio before catastrophe losses	93.1%	94.9%	(1.8)

•$10 million or 7% growth in first-quarter 2024 excess and surplus lines net written premiums, including higher renewal written premiums that benefited from price increases averaging in the high-single-digit percent range.
•$4 million or 11% increase in first-quarter new business premiums written by agencies, as we continue to carefully underwrite each policy in a highly competitive market.
•2.0 percentage-point first-quarter 2024 combined ratio increase, primarily due to lower favorable reserve development on prior accident year loss and loss expenses.
•$3 million of first-quarter 2024 benefit from favorable prior accident year reserve development, compared with $9 million for first-quarter 2023.

                                             CINF 1Q24 Release 6

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended March 31,
	2024	2023	% Change
Term life insurance	$57	$56	2
Whole life insurance	13	12	8
Universal life and other	9	9	0
Earned premiums	79	77	3
Investment income, net of expenses	47	45	4
Investment gains and losses, net	(2)	1	nm
Fee revenues	1	2	(50)
Total revenues	125	125	0
Contract holders’ benefits incurred	79	81	(2)
Underwriting expenses incurred	22	20	10
Total benefits and expenses	101	101	0
Net income before income tax	24	24	0
Income tax provision	5	5	0
Net income of the life insurance subsidiary	$19	$19	0

•$2 million increase in first-quarter 2024 earned premiums, including a 2% increase for term life insurance, our largest life insurance product line.
•Less than $1 million decrease in three-month 2024 life insurance subsidiary net income, primarily due to increased investment losses from fixed-maturity securities, largely offset by more favorable impacts from the unlocking of interest rate actuarial assumptions.
•$50 million or 4% three-month 2024 increase, to $1.174 billion, in GAAP shareholders’ equity for the life insurance subsidiary, primarily from net income and the impact of an increase in market value discount rates on life policy and investment contract reserves.
                                             CINF 1Q24 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended March 31,
	2024	2023	% Change
Investment income, net of expenses	$245	$210	17
Investment interest credited to contract holders	(31)	(30)	(3)
Investment gains and losses, net	612	106	477
Investments profit	$826	$286	189

Investment income:
Interest	$169	$140	21
Dividends	72	66	9
Other	7	7	0
Less investment expenses	3	3	0
Investment income, pretax	245	210	17
Less income taxes	41	34	21
Total investment income, after-tax	$204	$176	16

Investment returns:
Average invested assets plus cash and cash equivalents	$27,164	$24,649
Average yield pretax	3.61%	3.41%
Average yield after-tax	3.00	2.86
Effective tax rate	16.7	16.1
Fixed-maturity returns:
Average amortized cost	$14,535	$13,171
Average yield pretax	4.65%	4.25%
Average yield after-tax	3.82	3.52
Effective tax rate	17.9	17.3

•$35 million or 17% rise in first-quarter 2024 pretax investment income, including a 21% increase in interest income from fixed-maturity securities and a 9% increase in equity portfolio dividends.
•$557 million first-quarter 2024 increase in pretax total investment gains, summarized in the table below. Changes in unrealized gains or losses reported in other comprehensive income, in addition to investment gains and losses reported in net income, are useful for evaluating total investment performance over time and are major components of changes in book value and the value creation ratio.

(Dollars in millions)	Three months ended March 31,
	2024	2023
Investment gains and losses on equity securities sold, net	$(11)	$(1)
Unrealized gains and losses on equity securities still held, net	613	106
Investment gains and losses on fixed-maturity securities, net	(10)	—
Other	20	1
Subtotal - investment gains and losses reported in net income	612	106
Change in unrealized investment gains and losses - fixed maturities	(55)	163
Total	$557	$269

                                             CINF 1Q24 Release 8

Balance Sheet Highlights

(Dollars in millions, except share data)	At March 31,	At December 31,
	2024	2023
Total investments	$26,249	$25,357
Total assets	33,727	32,769
Short-term debt	25	25
Long-term debt	790	790
Shareholders’ equity	12,654	12,098
Book value per share	80.83	77.06
Debt-to-total-capital ratio	6.1%	6.3%

•$26.868 billion in consolidated cash and total investments at March 31, 2024, an increase of 2% from $26.264 billion at year-end 2023.
•$14.084 billion bond portfolio at March 31, 2024, with an average rating of A2/A. Fair value increased $293 million during the first quarter of 2024, including $374 million in net purchases of fixed-maturity securities.
•$11.557 billion equity portfolio was 44.0% of total investments, including $7.244 billion in appreciated value before taxes at March 31, 2024. First-quarter 2024 increase in fair value of $568 million, including $40 million in net sales of equity securities.
•$3.77 first-quarter 2024 increase in book value per share, including an addition of $1.74 from net income before investment gains, $2.70 from investment portfolio net investment gains or changes in unrealized gains for fixed-maturity securities and $0.14 for other items that were partially offset by $0.81 from dividends declared to shareholders.
•Value creation ratio of 5.9% for the first three months of 2024, including 2.3% from net income before investment gains, which includes underwriting and investment income, and 3.5% from investment portfolio net investment gains and changes in unrealized gains for fixed-maturity securities.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.
About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

                                             CINF 1Q24 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2023 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 30.
Factors that could cause or contribute to such differences include, but are not limited to:
•Ongoing developments concerning business interruption insurance claims and litigation related to the COVID-19 pandemic that affect our estimates of losses and loss adjustment expenses or our ability to reasonably estimate such losses, such as:
•The continuing duration of the pandemic and governmental actions to limit the spread of the virus that may produce additional economic losses
•The number of policyholders that will ultimately submit claims or file lawsuits
•The lack of submitted proofs of loss for allegedly covered claims
•Judicial rulings in similar litigation involving other companies in the insurance industry
•Differences in state laws and developing case law
•Litigation trends, including varying legal theories advanced by policyholders
•Whether and to what degree any class of policyholders may be certified
•The inherent unpredictability of litigation
•Effects of any future pandemic, or the resurgence of the COVID-19 pandemic, that could affect results for reasons such as:
•Securities market disruption or volatility and related effects such as decreased economic activity and continued supply chain disruptions that affect our investment portfolio and book value
•An unusually high level of claims in our insurance or reinsurance operations that increase litigation-related expenses
•An unusually high level of insurance losses, including risk of court decisions extending business interruption insurance in commercial property coverage forms to cover claims for pure economic loss related to such pandemic
•Decreased premium revenue and cash flow from disruption to our distribution channel of independent agents, consumer self-isolation, travel limitations, business restrictions and decreased economic activity
•Inability of our workforce, agencies or vendors to perform necessary business functions
•Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns (whether as a result of global climate change or otherwise), environmental events, war or political unrest, terrorism incidents, cyberattacks, civil unrest or other causes
•Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance, due to inflationary trends or other causes
•Inadequate estimates or assumptions, or reliance on third-party data used for critical accounting estimates
•Declines in overall stock market values negatively affecting our equity portfolio and book value
•Interest rate fluctuations or other factors that could significantly affect:
•Our ability to generate growth in investment income
•Values of our fixed-maturity investments, including accounts in which we hold bank-owned life insurance contract assets
•Our traditional life policy reserves
•Domestic and global events, such as Russia’s invasion of Ukraine, war in the Middle East and disruptions in the banking and financial services industry, resulting in insurance losses, capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:
•Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)
•Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
•Significant rise in losses from surety or director and officer policies written for financial institutions or other insured entities or in losses from policies written by Cincinnati Re or Cincinnati Global
•Our inability to manage Cincinnati Global or other subsidiaries to produce related business opportunities and growth prospects for our ongoing operations
                                             CINF 1Q24 Release 10

•Recession, prolonged elevated inflation or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
•Ineffective information technology systems or discontinuing to develop and implement improvements in technology may impact our success and profitability
•Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our or our agents’ ability to conduct business; disrupt our relationships with agents, policyholders and others; cause reputational damage, mitigation expenses and data loss and expose us to liability under federal and state laws
•Difficulties with our operations and technology that may negatively impact our ability to conduct business, including cloud-based data information storage, data security, cyberattacks, remote working capabilities, and/or outsourcing relationships and third-party operations and data security
•Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products
•Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness
•Intense competition, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which we operate, could harm our ability to maintain or increase our business volumes and profitability
•Changing consumer insurance-buying habits and consolidation of independent insurance agencies could alter our competitive advantages
•Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers
•Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
•Inability of our subsidiaries to pay dividends consistent with current or past levels
•Events or conditions that could weaken or harm our relationships with our independent agencies and hamper opportunities to add new agencies, resulting in limitations on our opportunities for growth, such as:
•Downgrades of our financial strength ratings
•Concerns that doing business with us is too difficult
•Perceptions that our level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace
•Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
•Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates
•Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
•Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
•Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes
•Increase our provision for federal income taxes due to changes in tax law
•Increase our other expenses
•Limit our ability to set fair, adequate and reasonable rates
•Place us at a disadvantage in the marketplace
•Restrict our ability to execute our business model, including the way we compensate agents
•Adverse outcomes from litigation or administrative proceedings, including effects of social inflation and third-party litigation funding on the size of litigation awards
•Events or actions, including unauthorized intentional circumvention of controls, that reduce our future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002
                                             CINF 1Q24 Release 11

•Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others
•Our inability, or the inability of our independent agents, to attract and retain personnel in a competitive labor market, impacting the customer experience and altering our competitive advantages
•Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location or work effectively in a remote environment
Further, our insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. We also are subject to public and regulatory initiatives that can affect the market value for our common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

                                             CINF 1Q24 Release 12

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)	March 31,	December 31,
	2024	2023
Assets
Investments	$26,249	$25,357
Cash and cash equivalents	619	907
Premiums receivable	2,805	2,592
Reinsurance recoverable	617	651
Deferred policy acquisition costs	1,143	1,093
Other assets	2,294	2,169
Total assets	$33,727	$32,769

Liabilities
Insurance reserves	$12,259	$12,118
Unearned premiums	4,398	4,119
Deferred income tax	1,460	1,324
Long-term debt and lease obligations	848	849
Other liabilities	2,108	2,261
Total liabilities	21,073	20,671

Shareholders’ Equity
Common stock and paid-in capital	1,843	1,834
Retained earnings	13,712	13,084
Accumulated other comprehensive loss	(442)	(435)
Treasury stock	(2,459)	(2,385)
Total shareholders' equity	12,654	12,098
Total liabilities and shareholders' equity	$33,727	$32,769

(Dollars in millions, except per share data)	Three months ended March 31,
	2024	2023
Revenues
Earned premiums	$2,071	$1,918
Investment income, net of expenses	245	210
Investment gains and losses, net	612	106
Other revenues	7	7
Total revenues	2,935	2,241

Benefits and Expenses
Insurance losses and contract holders' benefits	1,349	1,398
Underwriting, acquisition and insurance expenses	616	556
Interest expense	13	14
Other operating expenses	4	5
Total benefits and expenses	1,982	1,973

Income Before Income Taxes	953	268

Provision for Income Taxes	198	43

Net Income	$755	$225

Per Common Share:
Net income—basic	$4.82	$1.43
Net income—diluted	4.78	1.42

                                             CINF 1Q24 Release 13

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules for insurance company regulation in the United States of America as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP results to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•Non-GAAP operating income: Non-GAAP operating income is calculated by excluding investment gains and losses (defined as investment gains and losses after applicable federal and state income taxes) and other significant non-recurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses on fixed-maturity securities sold in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses are recognized from certain changes in market values of securities without actual realization. Management believes that the level of investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.
For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.
•    Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segments plus our reinsurance assumed operations known as Cincinnati Re and our London-based global specialty underwriter known as Cincinnati Global.
•Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus investment gains and losses, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

                                             CINF 1Q24 Release 14

Cincinnati Financial Corporation

Net Income Reconciliation

(Dollars in millions, except per share data)	Three months ended March 31,
	2024	2023
Net income	$755	$225
Less:
Investment gains and losses, net	612	106
Income tax on investment gains and losses	(129)	(22)
Investment gains and losses, after-tax	483	84
Non-GAAP operating income	$272	$141

Diluted per share data:
Net income	$4.78	$1.42
Less:
Investment gains and losses, net	3.88	0.67
Income tax on investment gains and losses	(0.82)	(0.14)
Investment gains and losses, after-tax	3.06	0.53
Non-GAAP operating income	$1.72	$0.89

Life Insurance Reconciliation

(Dollars in millions)	Three months ended March 31,
	2024	2023
Net income of the life insurance subsidiary	$19	$19
Investment gains and losses, net	(2)	1
Income tax on investment gains and losses	—	—
Non-GAAP operating income	21	18

Investment income, net of expenses	(47)	(45)
Investment income credited to contract holders	31	30
Income tax excluding tax on investment gains and losses, net	5	5
Life insurance segment profit	$10	$8

                                             CINF 1Q24 Release 15

Property Casualty Insurance Reconciliation
(Dollars in millions)	Three months ended March 31, 2024
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Net written premiums	$2,248	$1,223	$595	$146	$284
Unearned premiums change	(256)	(141)	(7)	(7)	(101)
Earned premiums	$1,992	$1,082	$588	$139	$183

Underwriting profit	$131	$39	$37	$12	$43

(Dollars in millions)	Three months ended March 31, 2023
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Net written premiums	$2,019	$1,141	$448	$136	$294
Unearned premiums change	(178)	(85)	16	(9)	(100)
Earned premiums	$1,841	$1,056	$464	$127	$194

Underwriting profit (loss)	$(10)	$(2)	$(57)	$13	$36

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. *Included in Other are the results of Cincinnati Re and Cincinnati Global.

                                             CINF 1Q24 Release 16

Cincinnati Financial Corporation
Other Measures
•Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this measure is useful, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.
•    Written premium: Under statutory accounting rules in the U.S., property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. The difference between written and earned premium is unearned premium.

Value Creation Ratio Calculations

(Dollars are per share)	Three months ended March 31,
	2024	2023
Value creation ratio:
End of period book value*	$80.83	$68.33
Less beginning of period book value	77.06	67.01
Change in book value	3.77	1.32
Dividend declared to shareholders	0.81	0.75
Total value creation	$4.58	$2.07

Value creation ratio from change in book value**	4.9%	2.0%
Value creation ratio from dividends declared to shareholders***	1.0	1.1
Value creation ratio	5.9%	3.1%

* Book value per share is calculated by dividing end of period total shareholders' equity by end of period shares outstanding
** Change in book value divided by the beginning of period book value
*** Dividend declared to shareholders divided by beginning of period book value

                                             CINF 1Q24 Release 17